Filed Pursuant To Rule 433

Registration No 333-286293

October 13, 2025

Capture the crypto opportunity

opportunity GDLC Grayscale CoinDesk Crypto 5 ETF GRAYSCALE 5

GRAYSCALE Capture the crypto opportunity 5 GDLC, an exchange traded product, is not registered under the Investment Company Act of 1940, as amended ("40 Act") and therefore is not subject to the same regulations and protections as 40 Act registered ETFs and mutual funds. Investing involves risk, including possible loss of principal. GDLC is subject to a high degree of risk and volatility. cryptocurrency assets are not suitable for an investor that cannot afford the loss of the entire investment. An investment in GDLC is not a direct investment in cryptocurrencies. Grayscale Digital Large Cap Fund LLC ("GDLC") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GDLC has filed with the SEC for more complete information about GDLC and this offering. You may get these documents for free by visiting EDGAR on the SEC website at http://sec.gov. Alternatively, GDLC or any authorized participant will arrange to send you the prospectus after filing if you request it by emailing info@grayscale.com or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101. Foreside Fund Services, LLC is the Marketing Agent and Grayscale Investments Sponsors, LLC is the sponsor of GDLC.

GDLC, an exchange traded product, is not registered under the Investment Company Act of 1940, as amended ("40 Act") and therefore is not subject to the same regulations and protections as 40 Act registered ETFs and mutual funds. Investing involves risk, including possible loss of principal. GDLC is subject to a high degree of risk and volatility. cryptocurrency assets are not suitable for an investor that cannot afford the loss of the entire investment. An investment in GDLC is not a direct investment in cryptocurrencies. Grayscale Digital Large Cap Fund LLC ("GDLC") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GDLC has filed with the SEC for more complete information about GDLC and this offering. You may get these documents for free by visiting EDGAR on the SEC website at http://sec.gov. Alternatively, GDLC or any authorized participant will arrange to send you the prospectus after filing if you request it by emailing info@grayscale.com or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101. Foreside Fund Services, LLC is the Marketing Agent and Grayscale Investments Sponsors, LLC is the sponsor of GDLC.

Grayscale CoinDesk Crypto 5 ETF ("GDLC") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GDLC has filed with the SEC for more complete information about GDLC and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, GDLC or any authorized participant will arrange to send you the prospectus after filing if you request it by calling (833)903-2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101.